EXHIBIT 99.1

Contacts:

Joshua A. Grass	Susan Ferris
Sr. Manager, Investor & Financial Relations	Manager, Corporate Communications
BioMarin Pharmaceutical Inc.	BioMarin Pharmaceutical Inc.
(415) 506-6777	(415) 506-6701

For Immediate Release:

BioMarin Issues Revised Financial Guidance for 2004

Excess Orapred Inventory in Distribution Channel Likely to

Cause Temporary Revenue Shortfall

Novato, CA, September 21, 2004 – BioMarin Pharmaceutical Inc. (Nasdaq and SWX: BMRN) announced today that it has revised its financial guidance based on reduced 2004 revenue expectations for Orapred®, the company’s product for pediatric asthma which it acquired in May 2004. The revised expectations reflect larger-than-anticipated levels of Orapred inventory held by distributors prior to BioMarin’s acquisition of the product.

“Although we are disappointed with the larger-than-expected quantity of Orapred held by distributors, Orapred remains the top-selling product in its class,” stated Louis Drapeau, acting Chief Executive Officer of BioMarin. “So far this year, we have seen a 9 percent increase in Orapred prescriptions written by physicians compared to the same period in 2003—evidence of the continued success of the product. We expect the level of inventory to normalize in the fourth quarter of this year and do not anticipate this temporary inventory management issue to affect 2005 sales.”

At this time, BioMarin cannot accurately forecast the level of inventory that distributors will hold in the future. As a result, the company has assumed no contribution from Orapred sales in the third and fourth quarter. BioMarin’s prior 2004 GAAP net loss guidance of $112 million to $114 million has been revised to $137 million to $140 million. The 2004 GAAP net loss includes non-cash expenses of approximately $45 million related to the acquisition of Ascent Pediatrics from Medicis Pharmaceutical Corporation. The ending cash, cash equivalent and restricted cash balance of $85 million to $90 million for 2004 has been revised to $70 million to $75 million in order to reflect the maximum anticipated shortfall in cash generated from Orapred sales.

The company’s revised guidance also reflects $2.9 million paid to BioMarin’s former Chairman and Chief Executive Officer upon his resignation in August 2004.

BioMarin Pharmaceutical Inc. develops and commercializes innovative biopharmaceuticals for serious diseases and medical conditions.

Forward Looking Statement

This press release contains forward-looking statements about the business prospects of BioMarin Pharmaceutical Inc., including, without limitation, statements about: sales of BioMarin’s product Orapred; the financial performance of the Company as a whole; and expectations related to actions by the Company’s customers. These forward-looking statements are predictions and involve risks and uncertainties such that actual results may differ materially from these statements. These risks and uncertainties include, among others: actions by the wholesalers purchasing Orapred; the specific level of inventory held by such wholesalers; the market for Aldurazyme® and Orapred; actual sales of Aldurazyme and Orapred; the possible development of competing products; the Company’s joint venture partner’s success in continuing the commercialization of Aldurazyme; the content and timing of decisions by the U.S. Food and Drug Administration, the European Commission and other regulatory authorities concerning the Company’s products and product candidates; and those factors detailed in BioMarin’s filings with the Securities and Exchange Commission, including, without limitation, the factors contained under the caption “Factors That May Affect Future Results” in BioMarin’s 2003 Annual Report on Form 10-K and the factors contained in BioMarin’s reports on Forms 10-Q and 8-K. Stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. BioMarin is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statement, whether as a result of new information, future events or otherwise.

BioMarin’s press releases and other company information are available online at www.BMRN.com. Information on BioMarin’s website is not incorporated by reference into this press release.

Aldurazyme® is a registered trademark of BioMarin/Genzyme LLC. All rights reserved.

Orapred® is a registered trademark of Medicis Pediatrics, Inc., and is used under license.

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